As filed with the Securities and Exchange Commission on January 16, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

form s-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Greenbacker renewable energy company llc

(Exact name of registrant as specified in its governing instruments)

Delaware (State or other jurisdiction of incorporation or organization)	4911 (Primary Standard Industrial Classification Code Number)	80-0872648 (I.R.S. Employer Identification No.)

230 Park Avenue, Suite 1560

New York, NY 10169

Tel (646) 237-7884

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Charles Wheeler
c/o Greenbacker Renewable Energy Company LLC
230 Park Avenue, Suite 1560

New York, NY 10169

Tel (646) 237-7884

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Jay L. Bernstein, Esq. Jason D. Myers, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 (212) 878-8000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

GREENBACKER RENEWABLE ENERGY COMPANY LLC

THIRD AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

Greenbacker Renewable Energy Company LLC, a Delaware limited liability company (the “Company”), is an energy transition, renewable energy and investment management company that acquires, constructs and operates income-generating renewable energy and energy efficiency projects, as well as finances the construction and/or operation of these and other sustainable development projects and businesses and provides investment management services to funds within the sustainable infrastructure and renewable energy industry.

The Company has adopted a Third Amended and Restated Distribution Reinvestment Plan (the “DRP”), highlights of which include:

●	Existing holders of shares may elect to have the full amount of their cash distributions from the Company reinvested in additional shares of the same share class rather than receive the cash distributions.

●	Shares purchased under the DRP shall be of the same share class as the shares with respect to which the participant is receiving cash distributions to be reinvested through the DRP.

●	No selling commissions or other remuneration will be paid or given directly or indirectly, with respect to shares purchased under the DRP.

●	At its discretion, the Company may amend, suspend, or terminate the DRP.

●	A participant may terminate participation in the DRP by written notice to the plan administrator, received by the plan administrator at least 10 days prior to the distribution payment date.

●	See Appendix A to this prospectus for the full text of the DRP.

The shares are not traded on any exchange or other market and there is no regular market for our shares. There is no assurance that a regular market for the shares will develop in the future.

Investing in the shares may be considered speculative and involves a high degree of risk, including the risk of a substantial loss of investment. You should carefully read the risk factors described in our Securities and Exchange Commission (the “SEC”) filings, including “Risk Factors” under Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 10-K”), and in subsequently filed periodic reports incorporated by reference herein, for a discussion of the risks you should consider before investing in shares.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 16, 2024.

SUITABILITY STANDARDS

Pursuant to applicable state securities laws, shares offered through this prospectus are suitable only as a long-term investment for persons of adequate financial means who have no need for liquidity in this investment. Initially, there is not expected to be any public market for the shares, which means that it may be difficult for investors to sell shares.

As a result, the Company has established suitability standards which require investors to have either:

(i)	a net worth of at least $70,000 and an annual gross income of at least $70,000; or

(ii)	a net worth of at least $250,000.

For purposes of determining whether an investor satisfies the standards above, net worth is calculated excluding the value of an investor’s home, home furnishings, and personal automobiles.

The Company’s suitability standards also require that a potential investor (1) can reasonably benefit from an investment in the shares based on such investor’s overall investment objectives and portfolio structure; (2) is able to bear the economic risk of the investment based on the prospective investor’s overall financial situation; and (3) has apparent understanding of (a) the fundamental risks of the investment, (b) the risk that such investor may lose his or her entire investment, (c) the lack of liquidity and restrictions on transferability of the shares, (d) the background and qualifications of the persons responsible for directing and managing the Company and (e) the tax consequences of the investment. Persons who meet these standards and who seek to diversify their portfolio are most likely to benefit from an investment in the shares.

Certain states have established suitability requirements in addition to the minimum income and net worth standards described above. Shares will be sold to investors in these states only if they meet the additional suitability standards set forth below:

California: A California investor’s maximum investment in the shares may not exceed 10% of such investor’s net worth.

Oregon: An investment in the shares by an Oregon resident may not exceed ten percent (10%) of the Oregon resident’s liquid net worth. For this purpose, “liquid net worth” means that portion of net worth that consists of cash, cash equivalents and readily marketable investment.

In purchasing shares, custodians or trustees of employee pension benefit plans or individual retirement accounts (“IRAs”) may be subject to the fiduciary duties imposed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or other applicable laws and to the prohibited transaction rules prescribed by Section 406 of ERISA and Section 4975 of the United States Internal Revenue Code of 1986, as amended from time to time. In addition, prior to purchasing shares, the trustee or custodian of an employee pension benefit plan or an IRA should determine that such an investment would be permissible under the governing instruments of such plan or account and applicable law.

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TABLE OF CONTENTS

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. The Company has not authorized any other person to provide you with different information from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The Company is not making an offer to sell the shares in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is complete and accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or sale of the shares. Our business, financial conditions, results of operations and prospects may have changed since the date of this prospectus. If there is a material change in the affairs of the Company, the Company will amend or supplement this prospectus.

Any statement that the Company makes in this prospectus may be modified or superseded by the Company in a subsequent prospectus supplement. The registration statement the Company has filed with the Securities and Exchange Commission (the “SEC”) includes exhibits that provide more detailed descriptions of certain matters discussed in this prospectus. You should carefully read the entirety of this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with the additional information incorporated by reference into this prospectus, including financial statement information, as described under the heading “Incorporation of Certain Information by Reference” and the information described under the heading “Where You Can Find Additional Information” in this prospectus. In this prospectus, the Company uses the term “day” to refer to a calendar day, and the term “business day” to refer to any day other than Saturday, Sunday, a legal holiday or a day on which banks in New York City are authorized or required to close.

In this prospectus, the use of “we”, “us”, “our” and the “Company” refer, collectively, to the Greenbacker Renewable Energy Company LLC and its subsidiaries, unless otherwise expressly stated or context otherwise requires. The term “shares” refers to our Class A, Class C, Class I, Class P-A, Class P-I, Class P-D, Class P-T and Class P-S shares of limited liability company interests, of which only Class A, Class C and Class I shares are being offered pursuant to this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Various statements in this prospectus, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects, revenues, income and capital spending. We generally identify forward-looking statements with the words “believe,” “intend,” “expect,” “seek,” “may,” “will,” “should,” “would,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project” or their negatives, and other similar expressions. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results, or to our expectations regarding future industry trends, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. The forward-looking statements contained in this prospectus are largely based on our expectations, which reflect many estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. In addition, assumptions about future events may prove to be inaccurate. We caution all readers that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will prove correct or that the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the numerous risks and uncertainties as described under “Risk Factors” and elsewhere in this prospectus. All forward-looking statements are based upon information available to us on the date of this prospectus. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law. You are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf. The risks, contingencies and uncertainties associated with our forward-looking statements relate to, among other matters, the following:

●	volatility of the global financial markets and uncertain economic conditions, including rising interest rates, inflationary pressures, recessionary concerns or global supply chain issues;

●	other changes in the economy;

●	the ability to complete the under construction renewable energy projects that we acquire;

●	our inability to obtain or re-negotiate long-term contracts for the sale of our power produced by our projects on favorable terms and our inability to meet certain milestones and other performance criteria under existing power purchase agreements;

●	our relationships with project developers, lawyers, investment and commercial banks, individual and institutional investors, consultants, diligence specialists, engineering, procurement, and construction companies, contractors, renewable energy technology manufacturers (such as panel manufacturers), solar insurance specialists, component manufacturers, software providers and other industry participants in the renewable energy, capital markets and project finance sectors;

●	fluctuations in supply, demand, prices and other conditions for electricity, other commodities and renewable energy credits;

●	public response to and changes in the local, state and federal regulatory framework affecting renewable energy projects, including the potential expiration or extension of the production tax credit, investment tax credit and the related U.S. Treasury grants, potential reductions in renewable portfolio standards requirements and the impacts of the passage of the Inflation Reduction Act of 2022;

●	competition from other energy developers and asset managers;

●	the worldwide demand for electricity and the market for renewable energy;

●	the ability or inability of conventional fossil fuel-based generation technologies to meet the worldwide demand for electricity;

●	our competitive position and our expectation regarding key competitive factors;

●	risks associated with our hedging strategies;

●	potential environmental liabilities and the cost of compliance with applicable environmental laws and regulations, which may be material;

●	our electrical production projections (including assumptions of curtailment and facility availability) for our renewable energy projects;

●	our ability to operate our business efficiently, manage costs (including salary and compensation related expenses and other general and administrative expenses) effectively and generate cash flow;

●	availability of suitable renewable energy resources and other weather conditions that affect our electricity production;

●	the effects of litigation, including administrative and other proceedings or investigations relating to our renewable energy projects;

●	non-payment by customers and enforcement of certain contractual provisions;

●	the lack of a public trading market for our shares;

●	the ability to make and the amount and timing of anticipated future distributions;

●	risks associated with possible disruption in our operations or the economy generally due to terrorism, natural or man-made disasters, pandemics or threatened or actual armed conflicts;

●	future changes in laws or regulations and conditions in our operating areas;

●	the loss of our exemption from the definition of an “investment company” under the Investment Company Act of 1940, as amended;

●	fiscal policies or inaction at the U.S. federal government level, which may lead to federal government shutdowns or negative impacts on the U.S economy;

●	failure to attract and retain qualified personnel, increased labor costs, and the unavailability of skilled workers; and

●	our ability to achieve the cost savings and economies of scale expected to be realized as a result of the Company’s management internalization.

PROSPECTUS SUMMARY

This prospectus summary highlights material information regarding our business and this offering that is not otherwise addressed in the “Description of Our Third Amended and Restated Distribution Reinvestment Plan” section of this prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully before making a decision to participate in the Third Amended and Restated Distribution Reinvestment Plan (the “DRP”). You should also review the section of this prospectus titled “Incorporation of Certain Information by Reference.”

Greenbacker Renewable Energy Company LLC

Greenbacker Renewable Energy Company LLC is a Delaware limited liability company formed in December 2012. We are an energy transition, renewable energy and investment management company that acquires, constructs and operates income-generating renewable energy and energy efficiency projects, as well as finances the construction and/or operation of these and other sustainable development projects and businesses and provides investment management services to funds within the sustainable infrastructure and renewable energy industry. We conduct substantially all our operations through our wholly owned subsidiary, Greenbacker Renewable Energy Corporation (“GREC”). Until May 19, 2022, we were externally managed by Greenbacker Capital Management LLC (“GCM”). As of and after May 19, 2022, we operate as a fully integrated and internally managed company after acquiring GCM and several other related entities, which are now wholly owned subsidiaries of GREC. Our fiscal year-end is December 31.

We previously conducted continuous public offerings of Class A, Class C and Class I shares. The public offerings were initially commenced in August 2013 and terminated March 29, 2019, raising a total of $253.4 million. We also privately offered Class P-A, Class P-I, Class P-D, Class P-T and Class P-S shares. These private offerings were conducted between April 2016 and March 16, 2022, raising a total of $1.4 billion. Shareholders who purchased Class A, Class C or Class I shares may participate in the DRP pursuant to this prospectus. Shareholders who purchased Class P-A, Class P-I, Class P-D, Class P-T or Class P-S shares may participate in the DRP on a private basis. We also offered the share repurchase program (the “SRP”) pursuant to which quarterly share repurchases were conducted to allow shareholders to sell shares back to the Company. On September 23, 2023, the Company suspended the SRP (except with respect to repurchase requests made in connection with the death, qualifying disability or determination of incompetence of a shareholder).

As of September 30, 2023, our fleet comprised 445 renewable energy projects with an aggregate power production capacity of approximately 3.3 GW, which includes operating capacity of approximately 1.5 GW and pre-operational capacity of approximately 1.8 GW. As of September 30, 2023, GCM served as the registered investment adviser of four funds in the sustainable and renewable energy industry.

Our principal executive offices are located at 230 Park Avenue, Suite 1560 New York, NY 10169. We maintain a website at www.greenbackercapital.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider that information to be part of this prospectus.

Terms of this Offering

We are offering a maximum of $20,000,000 in Class A, Class C and Class I shares to our existing Class A, Class C and Class I shareholders under the DRP pursuant to this prospectus. Shares issued under the DRP pursuant to this prospectus are being offered at the price equal to the then current monthly share value per share for each class of shares. As of January 2, 2024, the then current monthly share value per share was $7.753 per Class A share, $7.658 per Class C share and $7.759 per Class I share.

We calculate our monthly share value per share in accordance with the valuation guidelines that have been approved by our Board of Directors. Our monthly share value per share for each class of our shares is based on our net asset value per share for each class of shares, which is calculated on a quarterly basis in accordance with our valuation guidelines and is approved by our Board of Directors. Our net asset value per share is intended to be a calculation of the fair value of our assets, determined generally in accordance with U.S. generally accepted accounting principles, less our outstanding liabilities. To arrive at the monthly share value per share for our Class C shares, we adjust our net asset value per share for our Class C shares for class specific fees. As a general rule, we will continue to monitor the valuation of our entire investment portfolio on a daily basis and make adjustments to the net asset value per share and monthly share value per share as necessary as soon as is practical thereafter to reflect any changes in market conditions that materially impact the value of our shares. On the last business day of every month, we will consider the appropriateness of the net asset value per share and monthly share value per share. As part of that consideration, we will consider the current market values of our liquid and illiquid investment portfolios. We calculate and publish monthly share value per share solely for purposes of establishing the price of our shares pursuant to our DRP and SRP, and for publishing the value of each shareholder’s investment in us on such shareholder’s customer account statement. Our monthly share value should not be viewed as a measure of our historical or future financial condition or performance.

We will offer Class A, Class C and Class I shares under the DRP pursuant to this prospectus until we sell $20,000,000 of such shares in this offering; provided, however, that we may amend, suspend or terminate the DRP at any time by providing 10 days’ written notice to participants in the DRP.

This offering must be registered or exempt from registration in every state in which we offer or sell shares. If this offering is not exempt from registration, the required registration generally is for a period of one year. Therefore, we may have to stop selling shares in any state in which the registration is not renewed annually and the offering is not otherwise exempt from registration.

Third Amended and Restated Distribution Reinvestment Plan

We have adopted a DRP pursuant to which holders may elect to have the full amount of their cash distributions from us reinvested in additional shares of the same share class rather than receive the cash distributions. Shareholders who purchased Class A, Class C or Class I shares may participate in the DRP pursuant to this prospectus. Shareholders who purchased Class P-A, Class P-I, Class P-D, Class P-T or Class P-S shares may participate in the DRP on a private basis. The primary purpose of the DRP is to provide interested shareholders with an economical and convenient method of increasing their investment in the shares by investing cash distributions in additional shares of the same share class at the then current monthly share value per share for each class of shares. See Appendix A to this prospectus for the full text of the DRP.

Use of Proceeds

We intend to use substantially all of the net proceeds from this offering to acquire income-generating renewable energy and energy efficiency and sustainable development projects and other energy-related businesses as well as finance the construction and/or operation of these projects and businesses, in accordance with our investment objectives and using the strategies described in this prospectus. The remainder of the net proceeds will be used for working capital and general corporate purposes, including the repurchase of shares. There can be no assurance we will be able to sell all the shares we are registering. If we sell only a portion of the shares we are registering, we may be unable to achieve our investment objectives.

YOU SHOULD RECOGNIZE THAT YOU MAY NOT PROFIT, AND MAY INCUR A LOSS, ON THE SHARES YOU ACQUIRE UNDER THE DRP.

RISK FACTORS

Investing in the Class A, Class C or Class I shares may be considered speculative and involves a high degree of risk, including the risk of a substantial loss of investment. You should carefully read the risk factors described in our SEC filings, including “Risk Factors” under Item 1A of Part I of our 2022 10-K, and in subsequently filed periodic reports incorporated by reference herein, for a discussion of the risks you should consider before investing in shares.

DESCRIPTION OF OUR THIRD AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

We have adopted a Third Amended and Restated Distribution Reinvestment Plan (the “DRP”) pursuant to which holders who (i) purchased Class A, Class C or Class I shares (collectively, the “public shares”) pursuant to the Company’s prior public offerings, (ii) purchased Class P-A, Class P-I, Class P-D, Class P-T or Class P-S shares (collectively, the “private shares” ) pursuant to the Company’s prior private offerings, or (iii) purchase shares, or any new classes of shares, pursuant to any future public or private offerings of the Company (a “future offering”) may elect to have the full amount of their cash distributions from us reinvested in additional shares of the same share class rather than receive the cash distributions. The following discussion summarizes the principal terms of the DRP and is qualified in its entirety by the more detailed information in the DRP. See Appendix A to this prospectus for the full text of the DRP.

What is the purpose of the DRP?

The primary purpose of the DRP is to provide interested shareholders with an economical and convenient method of increasing their investment in the shares by investing cash distributions in additional shares of the same share class at the then current monthly share value per share for each class of shares. To the extent shares are purchased from us under the DRP, we will receive additional funds for acquisitions and general purposes including the repurchase of shares.

Who is eligible to participate in the DRP?

Any shareholder who (i) purchased public shares pursuant to the Company’s prior public offerings, (ii) purchased private shares pursuant to the Company’s prior private offerings or (iii) purchases shares, or any new classes of shares, pursuant to any future offering may elect to participate in our DRP. In addition, we have established suitability standards for all shareholders which you must satisfy in order to participate in our DRP. See “Suitability Standards.” Any purchases of our shares pursuant to our DRP are dependent on the continued registration of our securities or the availability of an exemption from registration under the Securities Act of 1933, as amended, or in the recipient’s home state, as applicable.

How do I enroll in the DRP?

We have adopted an “opt-in” DRP pursuant to which you may elect to have the full amount of your cash distributions reinvested in additional shares of the same share class by making a written election to participate in such plan on an opt-in form.

If you do not wish to participate in the DRP, no action will be required on your part to do so. If you are a holder of shares, you may elect to have your entire distribution reinvested in additional shares of the same share class by notifying SS&C Technologies, Inc., the plan administrator and our transfer agent and registrar, in writing by providing a completed and executed Account Update Form (in the form attached as Appendix B to this prospectus), so that such Account Update Form is received by the plan administrator no later than the record date for distributions to members. If you elect to reinvest your distributions in additional shares, the plan administrator will hold such shares in non-certificated form.

Participation in the DRP will commence with the next distribution paid after receipt of a shareholder’s written election to participate in the DRP and to all other calendar months thereafter, provided such election is received at least 15 business days prior to the last day of the calendar month.

Participants in our DRP are free to elect or revoke reinstatement in the DRP within a reasonable time as specified in the DRP. If you do not elect to participate in the DRP you will automatically receive any distributions we declare in cash. For example, if our board of directors authorizes, and we declare, a cash distribution, then if you have “opted in” to our DRP you will have your cash distributions reinvested in additional shares of the same share class, rather than receiving the cash distributions.

What is the purchase price of shares in the DRP?

Shares issued under the DRP are offered at the price equal to the then current monthly share value per share for each class of shares. As of January 2, 2024, the then current monthly share value per share was $7.753 per Class A share, $7.658 per Class C share, $7.759 per Class I share, $8.075 per Class P-A share, $8.247 per Class P-I share, $8.261 per Class P-D share, $8.287 per Class P-T share and $8.289 per Class P-S share. For each month, we determine our monthly share value for each class of our shares. For a discussion of how we determine our monthly share value, see the “Terms of this Offering” section beginning on page 4 of this prospectus.

When will shares be purchased under the DRP?

The plan administrator will make every reasonable effort to reinvest all distributions on the day the cash distribution is paid, except where necessary for us to comply with applicable securities laws. If, for any reason beyond the control of the plan administrator, reinvestment of the distribution cannot be completed within 30 days after the applicable distribution payment date, participants’ funds held by the plan administrator will be distributed to the participant.

Who will assume the costs of administering the DRP?

There will be no selling commissions or other remuneration, directly or indirectly, to you if you elect to participate in the DRP. We will pay the plan administrator’s fees under the DRP.

When will I receive reports about my investments under the DRP?

During each fiscal quarter, but in no event later than 30 days after the end of each fiscal quarter, our transfer agent will mail and/or make electronically available to each participant in the DRP, a statement of account describing, as to such participant, the distributions received during such quarter, the number of shares purchased during such quarter, and the per share purchase price for such shares.

How do I terminate participation in the DRP?

A participant may terminate participation in the DRP at any time by written instructions to that effect to the plan administrator. To be effective on a distribution payment date, the notice of termination must be received by the plan administrator at least 10 days before that distribution payment date. The plan administrator may also terminate any participant’s account at any time in its discretion by notice in writing mailed to the participant.

Can the DRP be amended, suspended or terminated?

We reserve the right to amend, suspend or terminate the DRP at any time by the delivery of written notice to each participant at least 10 days prior to the effective date of the amendment, supplement or termination.

What are the U.S. federal income tax consequences of participation in the DRP?

Although the U.S. federal income tax treatment of participation in a corporate DRP is well-established, the treatment of participation in our DRP is less clear because we expect to be taxed as a partnership, rather than a corporation, for U.S. federal income tax purposes. However, if the general principles applicable to corporate DRPs were to apply to us, members participating in our DRP would be treated as having received the applicable distribution and immediately thereafter contributing such amount to us in exchange for additional shares. While not directly applicable, we intend to maintain our records consistent with such an approach in that we will show a distribution to members participating in our DRP and an associated purchase by them of shares from us.

If the IRS were to treat participation in our DRP in a similar fashion, a member who participates in our DRP will be treated as receiving all cash distributions reinvested in shares registered in his or her name pursuant to our DRP. Such distributions would be treated for tax purposes like other cash distributions. Generally speaking, an interest in an entity treated as a partnership (such as us) is treated as a single interest. However, Treasury Regulations provide that when a partner makes an additional cash contribution to a partnership, the holding period of that partner’s partnership interest generally becomes a “split” holding period, with the portion of the interest attributable to the additional contribution (determined by the ratio of the amount of the additional cash contribution to the fair market value of the partnership interest after the contribution) treated as having a holding period that begins the day following the date of the additional contribution and the balance of the partnership interest retaining the holding period that it had prior to the contribution. A special rule under the Treasury Regulations also provides, however, that in determining the holding period of a partnership interest upon a sale of the interest, cash distributions received during the one-year period prior to the sale may be applied to reduce the cash contributions made during that period, on a last-in-first-out basis. Application of this special rule may prevent a member from having a short-term holding period with respect to a portion of his interest in us at the time of a sale of all or part of such interest if the only shares acquired by the member during the one-year period preceding such sale were acquired through our DRP. Notwithstanding the above, there is some guidance that may provide an exception to these rules, to permit a partner in a publicly-traded partnership to treat separately-identifiable units therein that were acquired at different times to have different holding periods.

Alternatively, it is possible that members who participate in our DRP might not be considered by the IRS to have received cash distributions and that the additional shares that were registered in their names under the DRP reflect the dilution of the interests in us of those members who did not participate in our DRP, such dilution being effected by the issuance of such additional shares to the members who participate in our DRP. This could lead to materially different tax consequences to those described above. Members participating in the DRP should consult their tax advisors regarding the appropriate tax treatment, including the relevant holding period, of shares acquired through the DRP.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. While a DRP-participating member’s basis would be reduced by the amount of the deemed distribution, the member’s basis would also be increased by an equal amount as a result of the corresponding reinvestment, and as a result the deemed distribution and corresponding reinvestment would typically offset. Such member’s share of our non-recourse liabilities—which are also included in such member’s basis—could increase relative to those members who do not participate in our DRP, however, because such member’s relative ownership interest in us would be deemed to have increased.

U.S. holders should consult their tax advisors regarding the tax consequences that may apply to them if they participate in our DRP.

What are the voting rights of shares acquired under the DRP?

Shares issued pursuant to our DRP will have the same voting rights as our other shares of the same class.

Who can help answer my questions or provide me with documents relating to the DRP?

All correspondence concerning the DRP should be directed to the plan administrator by mail at SS&C Technologies (formerly DST Systems, Inc.), P.O. Box 219255, Kansas City, MO 64121-9255.

USE OF PROCEEDS

We intend to use substantially all of the net proceeds from this offering of shares to acquire income-generating renewable energy and energy efficiency and sustainable development projects and other energy-related businesses as well as finance the construction and/or operation of these projects and businesses, in accordance with our business objective. The remainder of the net proceeds will be used for working capital and general corporate purposes, including the repurchase of shares. There can be no assurance we will be able to sell all the shares we are registering. If we sell only a portion of the shares we are registering, we may be unable to achieve our business objective.

Distributions may exceed our earnings and adjusted cash flow from operating activities and may be paid from borrowings, offering proceeds and other sources, without limitation. In the event we encounter delays in locating suitable business opportunities, we may pay all or a substantial portion of our distributions from borrowings, offering proceeds and other sources, without limitation.

PLAN OF DISTRIBUTION

We are offering a maximum of $20,000,000 in Class A, Class C and Class I shares to our existing Class A, Class C and Class I shareholders under the DRP pursuant to this prospectus. Shares issued under the DRP pursuant to this prospectus are being offered at the price equal to the then current monthly share value per share for each class of shares. As of January 2, 2024, the then current monthly share value per share was $7.753 per Class A share, $7.658 per Class C share and $7.759 per Class I share. For a discussion of how we determine our monthly share value, see the “Terms of this Offering” section beginning on page 4 of this prospectus.

Pursuant to our DRP, you may elect to have the distributions you receive from us reinvested in additional shares of the same share class. No selling commissions or other remuneration, including distribution fees, will be paid or given, directly or indirectly, on shares sold under our DRP. We will pay the plan administration fees under the DRP.

Our shares may not be available under the DRP in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any shares in any state or any other jurisdiction where the offer or sale is not permitted. For more information regarding the suitability standards applicable to this offering, see the “Suitability Standards” section of this prospectus.

The DRP is described in the “Description of Our Third Amended and Restated Distribution Reinvestment Plan” section beginning on page 7 of this prospectus.

LEGAL MATTERS

The validity of the shares offered by us in this offering was passed upon for us by Clifford Chance US LLP.

EXPERTS

The consolidated balance sheet of Greenbacker Renewable Energy Company LLC and subsidiaries as of December 31, 2022, and the related consolidated statement of operations, comprehensive income (loss), redeemable noncontrolling interests and equity, and cash flows for the period from May 19, 2022 through December 31, 2022, and the consolidated statement of assets and liabilities, including the consolidated schedule of investments as of December 31, 2021, and the related consolidated statements of operations, changes in net assets and cash flows for the period from January 1, 2022 to May 18, 2022 and the year ended December 31, 2021, and the related notes, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information that we have filed with the SEC. This means that we can disclose important information to you by referring you to those documents without restating that information in this prospectus. The information incorporated by reference into this prospectus is considered to be part of this prospectus.

We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 31, 2023;

●	Quarterly Reports on Form 10-Q for the fiscal quarters ended, March 31, 2023, June 30, 2023 and September 30, 2023 filed with the SEC on May 12, 2023, August 14, 2023 and November 13, 2023, respectively;

●	Current Reports on Form 8-K filed with the SEC on January 31, 2023, March 3, 2023, April 4, 2023, May 1, 2023, May 30, 2023, May 31, 2023, July 3, 2023, July 18, 2023, August 1, 2023, August 17, 2023, September 1, 2023, September 27, 2023, October 2, 2023, October 31, 2023, December 1, 2023, January 2, 2024, January 11, 2024 (Film No.: 24528612) and January 11, 2024 (Film No.: 24528877);

●	The portions of the Definitive Proxy Statement on Schedule 14A for the 2023 annual meeting of shareholders filed on April 17, 2023, that are incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022; and

●	The description of our securities contained in Exhibit 4.2 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (filed with the SEC on March 31, 2023), which updated the description thereof contained in our Registration Statement on Form 8-A12G originally filed on June 23, 2016, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this registration statement which indicates that all of the securities offered have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. It is specifically noted that any information that is deemed to be “furnished,” rather than “filed,” with the SEC is not incorporated by reference into this registration statement.

We will provide to any person to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus contained in the registration statement, but not delivered with this prospectus. We will provide this information upon written or oral request and at no cost to the requester. You may request this information by contacting us at: 230 Park Avenue, Suite 1560 New York, NY 10169. You may also access these documents at our website at www.greenbackercapital.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider that information to be part of this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is a part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act covering securities that may be offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning us and the securities, reference is made to the registration statement. We file with or submit to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may read, inspect and copy any of the materials we have filed with the SEC, including these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the SEC’s Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549-1090 on official business days between the hours of 10 a.m. and 3 p.m. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC. The address of this website is http://www.sec.gov.

All summaries and statements contained herein of documents which are filed as exhibits to the registration statement are not necessarily complete, and in each instance are qualified in their entirety by this reference to those exhibits. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-1090 on official business days between the hours of 10 a.m. and 3 p.m.

APPENDIX A: GREENBACKER RENEWABLE ENERGY COMPANY LLC THIRD AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

Greenbacker Renewable Energy Company LLC, a Delaware limited liability company (the “Company”), has adopted the following Third Amended and Restated Distribution Reinvestment Plan (the “DRP”). Capitalized terms shall have the same meaning as set forth in the Company’s Fifth Amended and Restated Limited Liability Company Operating Agreement (as such agreement may be further amended or amended and restated the “Operating Agreement”), unless otherwise defined herein.

1.       Distribution Reinvestment. As an agent for the members (“Members”) of the Company who (i) purchased shares of the Company’s Class A, Class C or Class I limited liability company interests (collectively, the “Public Shares”) pursuant to the Company’s prior public offerings, (ii) purchased shares of the Company’s Class P-A, Class P-I, Class P-D, Class P-T or Class P-S limited liability company interests (collectively, the “Private Shares” and, together with the Public Shares, the “Shares”) pursuant to the Company’s prior private offerings or (iii) purchases Shares, or any new classes of shares, pursuant to any future public or private offering of the Company (a “Future Offering”), and who elect to participate in the DRP (the “Participants”), the Company will apply all cash distributions, other than Designated Special Distributions (as defined below) (“Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the DRP, to the purchase of the Shares for such Participants directly, if permitted under state securities laws. The Shares purchased under the DRP shall be of the same Share class as the Shares with respect to which the Participant is receiving cash distributions to be reinvested through DRP. As used in the DRP, the term “Designated Special Distributions” shall mean those cash or other distributions designated as Designated Special Distributions by the Board of Directors.

2.       Participation. Any Member who (i) purchased Public Shares pursuant to the Company’s prior public offerings, (ii) purchased Private Shares pursuant to the Company’s prior private offerings or (iii) purchases Shares, or any new classes of shares, pursuant to any Future Offering may elect to become a Participant by completing and executing a subscription agreement, an enrollment form or any other appropriate authorization form as may be available from the Company from time to time. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s subscription, enrollment or authorization, provided such subscription, enrollment or authorization is received at least 15 business days prior to the last day of the calendar month. Shares will be purchased under the DRP on the date that Distributions are paid by the Company. Each Participant agrees that if, at any time prior to the listing of the Shares on a national securities exchange, he or she does not meet the minimum income and net worth standards established for making an investment in the Company or cannot make the other representations or warranties set forth in the subscription agreement or other applicable enrollment form, he or she will promptly so notify the Company in writing. Participation in the DRP shall continue until such participation is terminated in writing by the Participant pursuant to Section 7 below.

3.       Share Purchases. Any purchases of Shares under the DRP will be dependent on the continued registration of the securities or the availability of an exemption from registration under the Securities Act of 1933, as amended, or in the Participant’s home state, as applicable. The offering price per share will be based on the then current monthly share value per share for each class of Shares. As of April 1, 2023, the then current monthly share value per share was $8.308 per Class A share, $8.185 per Class C share, $8.310 per Class I share, $8.626 per Class P-A share, $8.810 per Class P-I share, $8.828 per Class P-D share, $8.864 per Class P-T share and $8.872 per Class P-S share. Participants in the DRP may also purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Shares under the DRP to the extent that any such purchase would cause such Participant to violate any provision of the Operating Agreement. Shares issued under the DRP will have the same voting rights as our other Shares of the same class.

4.       Timing of Purchases. The plan administrator will make every reasonable effort to reinvest all Distributions on the day the cash Distribution is paid, except where necessary for the Company to comply with applicable securities laws. If, for any reason beyond the control of the plan administrator, reinvestment of the Distribution cannot be completed within 30 days after the applicable distribution payment date, Participants’ funds held by the plan administrator will be distributed to the Participants.

5.       Taxation of Distributions. THE REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE THE PARTICIPANT OF ANY TAXES WHICH MAY BE PAYABLE AS A RESULT OF THOSE DISTRIBUTIONS AND THEIR REINVESTMENT IN SHARES PURSUANT TO THE TERMS OF THE DRP.

6.       Commissions. The Company will not pay any selling commissions or other remuneration, directly or indirectly, in connection with Shares sold under the DRP. The Company will pay the plan administrator’s fees under the DRP.

7.       Termination by Participant. A Participant may terminate participation in the DRP at any time by written instructions to that effect to the plan administrator. To be effective on a distribution payment date, the notice of termination must be received by the plan administrator at least 10 days before that distribution payment date. The plan administrator may also terminate any Participant’s account at any time in its discretion by notice in writing mailed to such Participant. Prior to a listing of the Shares on a national securities exchange, any transfer of such Shares by a Participant to a non-Participant will terminate participation in the DRP with respect to the transferred Shares. Upon termination of DRP participation, future Distributions, if any, will be distributed to the Member in cash.

All correspondence concerning the DRP should be directed to the plan administrator by mail at Greenbacker Renewable Energy Company LLC, c/o SS&C Technologies Inc., P.O. Box 219255, Kansas City, MO 64121-9255.

8.       Amendment, Suspension or Termination by the Company. The Company reserves the right to amend, suspend or terminate the DRP any time by the giving of written notice to each Participant at least 10 days prior to the effective date of the amendment, supplement or termination.

9.       No Share Certificates. The ownership of the Shares purchased through the DRP will be in book-entry form only.

10.    Reports. The Company shall provide to each Participant a confirmation at least once every calendar quarter showing (i) the number of Shares owned by such Participant at the beginning of the covered period, (ii) the amount of the Distributions paid in the covered period and (iii) the number of Shares owned at the end of the covered period. During each fiscal quarter, but in no event later than 30 days after the end of each fiscal quarter, the Company’s transfer agent will mail and/or make electronically available to each Participant, a statement of account describing, as to such Participant, (i) the distributions received during such quarter, (ii) the number of Shares purchased during such quarter, and (iii) the per share purchase price for such Shares.

11.    Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability: (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; and (b) with respect to the time and the prices at which Shares are purchased or sold for Participant’s account.

APPENDIX B: ACCOUNT UPDATE FORM

Greenbacker
RENEWABLE ENERGY COMPANY

# Account Update Form

Effective Date of Change: ____________________

This form may be used by any current investor in Greenbacker Renewable Energy Company LLC to update the investor's mailing address, delivery election, distribution method or financial representative information.

**Please select all that apply and complete the sections indicated:**

☐ Change of Address (Sections 1,2 & 6)
☐ Electronic Delivery Election (Sections 1,3 & 6)
☐ Distribution Change (Sections 1,4 & 6)
☐ Broker-Dealer/Representative (Sections 1,5 & 6)

## 1. Investor Information- SSN or TIN Required

Investor #1 Name: ____________________ SSN/Tax ID: ____________________
(Last/First/Middle)

Investor #2 Name: ____________________ SSN/Tax ID: ____________________
(Last/First/Middle)

Account Number: ____________________

## 2. New Mailing Address

Enter the mailing address and telephone numbers of the registered owner(s) of the investment. Partnerships, corporations and other organizations should include the name of an individual to whom correspondence should be addressed.

Address Line 1: ____________________

Address Line 2: ____________________

City: ____________________ State: ____________________ Zip Code: ____________________

Phone (day): ____________________ Phone (evening): ____________________

E-mail Address: ____________________

If you currently have distributions sent to your home address or you elect to have distributions sent to your home address in Section 4 below, then by submitting this form, you authorize the distributions sent on or after the later of the date we process this form or the effective date set forth above to be sent to the new mailing address provided. To make changes to your distribution payments, please complete Section 4.

## 3. Electronic Delivery Election

Instead of receiving paper copies of this Prospectus, Prospectus supplements, annual reports, proxy statements, and other shareholder communications and reports, you may elect to receive electronic delivery of shareholder communications from Greenbacker Renewable Energy Company. If you would like to consent to electronic delivery please visit our website at **www.greenbackercapital.com/investments and log in to your Greenbacker account to update your consent.**

## 4. Distribution Information (Choose one or more of the following options)

Complete this section to enroll in the Distribution Reinvestment Plan, to elect to receive distributions by direct deposit and/or to elect to receive distributions by check. If you elect direct deposit, you must attach a voided check with the completed form (unless you currently have a portion of your distributions directly deposited into the same account and you are only changing the allocation amount). You can choose to have all or a portion of your distributions reinvested through the Distribution Reinvestment Plan. You must indicate the percentage of your distribution to be applied to each option selected and the sum of the allocations must equal 100%. IRA accounts may not direct distributions without the custodian's approval.

**Please note: If you elect to participate in the Distribution Reinvestment Plan, you must agree that if at any time you fail to meet the applicable investor suitability standards or cannot make the other investor representations or warranties set forth in the Company's prospectus (as supplemented) or the subscription agreement relating to such investment, you will promptly notify Greenbacker Renewable Energy Company LLC in writing of that fact.**

If this is your initial election to participate in the Distribution Reinvestment Plan, then by signing below you represent to Greenbacker Renewable Energy Company LLC that (a) you have received a copy of the Company's prospectus (as supplemented) and (b) you have (i) a minimum net worth (exclusive of home, home furnishings, and personal automobiles) of at least $250,000 or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, and if applicable, you meet the higher net worth and gross income requirements imposed by your state of primary residence as set forth in the current prospectus (as supplemented) under "Investor Suitability Standards".

1

CURRENT FORM AS OF 8/31/20

4. Distribution Information, continued (Choose one or more of the following options)

If you select more than one option you must indicate the percentage of your distribution to be applied to each option and the sum of the allocations must equal 100%.

% of Distribution

☐ I prefer to participate in the Distribution Reinvestment Plan, as described in the Company's prospectus (as supplemented) ______

☐ Send distributions via check to my home address (in the case of Qualified Plans, send to custodian on record) ______

☐ Send distributions via check to the alternate payee listed here (not available for qualified plans without custodian's approval) ______

☐ **Alternative Payee:**

Name: ______

Address: ______

City: ______ State: ______ Zip: ______

Account Number: ______

☐ **Direct Deposit (Attach Voided Check)** I authorize Greenbacker Renewable Energy Company LLC or its agent to deposit my distributions in the checking or savings account identified below. This authority will remain in force until I notify Greenbacker Renewable Energy Company LLC in writing to cancel it. In the event that Greenbacker Renewable Energy Company LLC deposits funds erroneously into my account, Greenbacker Renewable Energy Company LLC is authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name: ______ % of Distribution ______

ABA/Routing Number: ______ Account Number: ______ ☐ Checking ☐ Savings

5. New Broker-Dealer and/or Registered Representative Information

Broker-Dealer Name: ______

Advisor Number: ______

Representative's Name: ______

Representative's Address: ______

Representative's City: ______ State: ______ Zip Code: ______

Representative's Phone: ______ Representative's Fax Number: ______

Representative's E-mail Address: ______

6. Authorized Signature(s) of Investor

Must be signed by all titleholders

I/ we acknowledge that information and distributions sent or paid prior to the later of the effective date we process this form will be made in the manner previously provided. This instruction supersedes all prior instructions regarding the subject matter hereof.

______
Signature of Investor Date
If adding/updating ACH instructions, you will need to place Medallion Signature Guarantee here:

______
Signature of Joint Investor or, For Qualified Plan, of Trustee/Custodian Date
If adding/updating ACH instructions, you will need to place Medallion Signature Guarantee here:

You may not purchase additional shares of Greenbacker Renewable Energy Company LLC unless you meet the applicable suitability requirements set forth in the Company's prospectus (as supplemented) at the time of purchase. Please consult your financial representative if you have had any material changes which might affect your ability to meet the applicable suitability requirements.

Once Complete Send To:

Regular Mail
Greenbacker Renewable Energy Company LLC
PO Box 219255
Kansas City, MO 64121-9255
Phone: 833.404.4104

Overnight Mail
Greenbacker Renewable Energy Company LLC
c/o SS&C Technologies
430 W. 7th Street Suite 219255
Kansas City, MO 64105-1407
Phone: 833.404.4104

8/20 GB0033-G

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth all expenses payable by the registrant in connection with the sale of the shares being registered. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$2,952
Legal fees and expenses*	$75,000
Accounting fees and expenses*	$10,000
Blue Sky fees and expenses*	$25,000
Plan Administrator fees and expenses*	$30,500
Printing fees and expenses*	$5,000
Miscellaneous fees and expenses*	$5,000
Total	$153,452

* These fees are calculated based on the securities offered and accordingly are estimated at this time.

Item 15. Indemnification of Directors and Officers

Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless its members or manager or other persons from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in a limited liability company’s limited liability company agreement.

The Company’s Fifth Amended and Restated Limited Liability Company Operating Agreement (the “Operating Agreement”), which is incorporated by reference into the prospectus from the Company’s Form 8-K (see the “Incorporation of Certain Information by Reference” section of the prospectus) filed on May 23, 2022, provides for indemnification of Company’s directors and officers under certain circumstances. Reference is made to such section of the Operating Agreement.

The above discussion of Section 18-108 and of our Operating Agreement is not intended to be exhaustive and is respectively qualified in its entirety by such statute and the Operating Agreement.

Item 16. Financial Statements and Exhibits

Exhibit Number	Description of Document

4.1*	Certificate of Formation of Greenbacker Renewable Energy Company LLC (Incorporated by reference from Exhibit 3.1 of the Registrant’s Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-178786-01) filed on December 11, 2012)
4.2*	Fifth Amended and Restated Limited Liability Company Operating Agreement of Greenbacker Renewable Energy Company LLC dated May 19, 2022 (Incorporated by reference from Exhibit 10.1 of the Registrant’s Form 8-K (File No. 000-55610) filed on May 23, 2022)
4.3**	Third Amended and Restated Distribution Reinvestment Plan (included in the prospectus as Appendix A and incorporated herein by reference)
5.1**	Opinion of Clifford Chance US LLP as to the legality of securities being registered
23.1**	Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23.2**	Consent of KPMG LLP
23.3**	Consent of KPMG LLP
24.1**	Power of Attorney (included on the signature page of the registration statement)
107**	Filing Fee Table

*	Filed previously.
**	Filed herewith.

Item 17. Undertakings

(a) The registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (2) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (1), (2) and (3) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) The registrant undertakes (1) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (2) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The registrant undertakes that, for the purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act of 1933 or other than prospectuses filed in reliance on Rule 430A under the Securities Act of 1933, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on January 16, 2024.

Greenbacker Renewable Energy Company LLC

By:	/s/ Charles Wheeler
Name: Charles Wheeler
Title: Chief Executive Officer, President and Director

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Sher and Charles Wheeler to be their true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for them and in their name, place and stead, in any and all capacities (unless revoked in writing), to sign this registration statement and any and all amendments thereto (including further post-effective amendments and any registration statement pursuant to Rule 462(b)), and to file the same, with all exhibits therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as they might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles Wheeler	Chairman, Chief Executive Officer and Director	January 16, 2024
Charles Wheeler	(Principal Executive Officer)

/s/ Michael Landenberger	Chief Accounting Officer	January 16, 2024
Michael Landenberger	(Principal Financial and Principal Accounting Officer)

/s/ David Sher	Director	January 16, 2024
David Sher

/s/ Robert Brennan	Director	January 16, 2024
Robert Brennan

/s/ Kathleen Cuocolo	Director	January 16, 2024
Kathleen Cuocolo

/s/ Cynthia Curtis	Director	January 16, 2024
Cynthia Curtis

/s/ Robert Herriott	Director	January 16, 2024
Robert Herriott

/s/ David Kastin	Director	January 16, 2024
David M. Kastin

 II-4